Exhibit 5
                       [Crowell & Moring LLP letterhead]

                                November 3, 2000

Pro Tech Communications, Inc.
3311 Industrial 25th Street
Fort Pierce, Florida 34946

Re:         Registration Statement on Form S-1

Gentlemen:

     We serve as outside counsel to Pro Tech Communications, Inc., a Florida corporation (the "Company"), and have acted as counsel in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-1 that the Company is filing today under the Securities Act of 1933, as amended, relating to the sale by certain Selling Stockholders, as defined in such Registration Statement, of 32,967,438 shares of common stock of the Company (the "Resale Shares").

     With respect to the Registration Statement on Form S-1, we are of the opinion that the Resale Shares have been duly authorized by the Company and have been (or if issuable upon the exercise of outstanding options and warrants will be upon receipt by the Company of the consideration therefor, or if issuable upon the conversion of the Company's Series A Preferred Stock, upon the terms of conversion set forth in the Articles of Amendment to the Company's Articles of Incorporation) validly issued and are or will be fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit No. 5 to the Registration Statement on Form S-1 referred to above and to the reference therein to our firm under the caption "Interests of Named Experts and Counsel" in the Prospectus.

                             Respectfully submitted,

                             /s/   CROWELL & MORING LLP
                                   Crowell & Moring LLP